SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

April 1, 2006

Date of Report (date of earliest event reported)

FEI COMPANY

(Exact name of Registrant as specified in its charter)

Oregon	000-22780	93-0621989
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5350 NE Dawson Creek Drive
Hillsboro, Oregon 97124

(Address of principal executive offices)

(503) 726-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 3, 2006, the company announced that Vahé A. Sarkissian has stepped down as the company’s Chairman, President and Chief Executive Officer and will be leaving the company. Mr. Sarkissian has indicated that he will be resigning as a director of the company effective immediately prior to the 2006 Annual Meeting of Shareholders, to be held on May 11, 2006. The Board of Directors has formed an executive search committee to find a successor. Mr. Sarkissian plans to assist with the transition and search until his successor is named. Raymond A. Link, Chief Financial Officer of the company, has been appointed to act as interim Chief Executive Officer and will retain his Chief Financial Officer role while the company conducts a search for a successor CEO. Mr. Link joined the company in July 2005 from TriQuint Semiconductor, Inc., where he held the position of Chief Financial Officer and Vice President of Finance and Administration.

The company does not expect to make any additional executive leadership changes at this time. The company has formed an internal management committee comprised of Peter J. Frasso, Executive Vice President and Chief Operating Officer; Robert H. J. Fastenau, Senior Vice President and General Manager of the NanoResearch and Industry and NanoBiology market divisions and senior company executive in Europe; and Robert S. Gregg , Executive Vice President, Worldwide Sales and Service. Together with Mr. Link, they will manage the day to day operations of the company.

Mr. Sarkissian is a party to an existing Executive Severance Agreement dated February 1, 2002. Under the terms of this agreement, and following his execution and non-revocation of a standard release, Mr. Sarkissian will be entitled to certain severance benefits. These include: (i) a lump sum payment equaling three years of base salary (approximately $1.59 million); (ii) a lump sum payment equal to 100% of Mr. Sarkissian’s target bonus for 2006 (approximately $583,000); (iii) acceleration of all of Mr. Sarkissian’s stock options and restricted stock awards; (iv) permitting Mr. Sarkissian to exercise his options until the earlier of three years after his departure date or the option expiration date as set forth in the applicable option agreement; (v) a lump sum payment equaling two times what Mr. Sarkissian’s reasonably expected health insurance coverage costs would be for 18 months; and (vi) life insurance premium payments not to exceed $5,000.

In connection with Mr. Sarkissian’s departure, our Board of Directors has formed an executive search committee to find a successor. The committee consists of Lawrence A. Bock, Thomas F. Kelly, Jan C. Lobbezoo and Gerhard H. Parker, each an independent director of the company. On April 3, 2006, the Board approved compensation for the directors’ services on the search committee. Each director will receive $1,000 per committee meeting; in addition, Dr. Parker, the committee chairman, will receive a retainer of $5,000. Furthermore, in connection with his expanded duties as lead independent director during the transition between chief executive officers, William Lattin will receive an additional payment in an amount to be determined based on his additional required service until a new chief executive officer is hired. The company also anticipates providing additional compensation to Mr. Link in light of his increased duties as interim Chief Executive Officer.

On April 3, 2006, we issued a press release relating to these matters. A copy is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release issued by FEI Company, dated April 3, 2006

Safe Harbor Statement

This current report on Form 8-K includes statements that are forward looking in nature. These forward-looking statements relate to, among other things, the timing of Mr. Sarkissian’s resignation as a director and departure from the company, the roles of Messrs. Sarkissian, Link, Frasso, Fastenau and Gregg until a successor is found, the compensation to be paid to Mr. Link, the expanded duties and compensation of certain members of our Board, the lack of other leadership changes and payments and benefits due under the Executive Severance Agreement referenced herein. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These factors include changes in the plans and roles of Messrs. Sarkissian, Link, Frasso, Fastenau and Gregg, the extent of the obligations and duties of the search committee and lead director, and our ability to attract and retain a qualified successor in a timely fashion. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated April 3, 2006	FEI COMPANY

	By:	/s/ Bradley J. Thies
Bradley J. Thies
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued by FEI Company, dated April 3, 2006